Exhibit 10.34

Pointe Financial Corporation

Long Term Incentive Plan

for 2004

1. Purpose and Concept of the Plan

Pointe Financial Corporation has implemented the Long Term Incentive Plan to focus the senior management team on successful strategic performance that contributes to excellent growth in shareholder value.  This three-year Plan takes effect in 2004, with the first performance period ending on December 31, 2006.  There is no overlap in payout with the current Shareholder Value Plan, whose last performance period ends on December 31, 2005.

The Plan offers the opportunity to earn cash incentive awards depending on Pointe Financial’s performance against a select group of comparable publicly-traded community banks.  Pointe Financial’s performance ranking is determined using several measures, which may include financial, operating, and shareholder return measures.  Measures are weighted to indicate their relative importance as indicators of strategic success.

2. Selection of Eligible Participants

Generally, members of the senior management team at the Senior Vice President level and higher are eligible to participate in the Plan.

Prior to the beginning of each performance period, the Compensation Committee of the Board (the Committee) selects participants with input from the Chief Executive Officer.   Exhibit A provides a list of eligible participants for the performance period beginning in 2004, which will remain in effect for future performance periods unless changed by the Committee.

New participants may also be added during a performance period on a prorated basis with the approval of the Compensation Committee.  Participation in the Plan for a particular performance period does not guarantee future participation.

3. Incentive Opportunity

A threshold, target, and maximum incentive award is established for each category of participants.  The dollar value of potential incentive awards is calculated as a percent of a participant’s salary in effect at the beginning of the performance period.  Participants’ threshold, target, and maximum incentive award levels are shown in Exhibit A.

4.  Performance Period

Each performance period runs for three consecutive fiscal years.  A new performance period begins each year, resulting in overlapping periods.  The first performance period in this plan runs from January 2004 through December 2006. The prospective awards under this plan are illustrated in Exhibit B.

5. Performance Measurement Process

Pointe Financial’s aggregate percentile ranking on selected performance measures determines the amount of incentive awards earned by participants.  The performance range and percent of target incentives earned is shown in Exhibit A.

Aggregate percentile ranking is determined as soon after the end of the performance period as final results for Pointe Financial and the peer group are available.

6. Performance Measures and Weights

At the beginning of each performance period, the Committee selects those measures to be used and assigns a percentage weight, with total weights summing to 100%.  The weight assigned to each performance measure impacts the calculation of the Pointe Financial’s aggregate ranking (e.g., a measure with twice the weight of another measure has twice the impact in determining aggregate ranking).

Performance measures and how measures are calculated and assigned weights are shown in Exhibit A.  Performance measures and weights stay in effect until the Committee makes a change for a new performance period

7. Selection of Peer Group for Performance Ranking

A peer group of community banks is used to determine Pointe Financial’s performance rank.  Outside consultants, retained by the Compensation Committee, assist in developing the peer group and calculating performance, using information filed with regulatory agencies and the SEC.  For the purposes of selecting the peer group and calculating performance, consultants use the financial institutions database licensed by SNL Financial.

Standards for selecting peer banks are shown on the second page of Exhibit A.

8.Timing of Payout and Vesting Schedule

Payout of earned awards are made as soon as the three-year performance rating is determined.  There is no scaled vesting and a participant must be employed by Pointe Financial on the date payments are made in order to qualify for an incentive award.  Otherwise, no incentive payout is made.

In the event a participant’s employment terminates due to death, disability, or retirement, a prorated incentive payout is made for each outstanding performance period based on performance ranking.

9. Actions in the Event of a Change of Control

In the event of a change of control, as defined in officer change of control agreements, performance is measured as of the most recently-completed fiscal quarter and a prorated incentive payout is made for each outstanding performance period based on performance ranking.

10. Plan Administration, Changes and Termination

The Committee is responsible for the administration of the Plan and determining changes to the Plan.  However, no retroactive changes to the Plan will be made. Changes will only be made proactively for new performance periods.

The Committee may terminate the Plan at any time for any reason; except that any incomplete performance periods at time of Plan termination will remain in effect until the normal end of their three-year term.  Any payouts earned under these performance periods will be paid out following standard procedures.